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                                                                      EXHIBIT 11

            Philadelphia Consolidated Holding Corp. and Subsidiaries
                        Computation of Earnings Per Share
          (Dollars and Share Data in Thousands, Except Per Share Data)

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
                                                              As of and For the Years Ended December 31,
                                                            ---------------------------------------------
                                                               2003               2002            2001
                                                            (Restated)         (Restated)      (Restated)
                                                            ----------         ----------      ----------
Weighted-Average Common Shares Outstanding                     21,909             21,611          16,529
Weighted-Average Share Equivalents Outstanding                    751                682             656
                                                             --------           --------        --------
Weighted-Average Shares and Share Equivalents Outstanding      22,660             22,293          17,185
                                                             ========           ========        ========
Net Income                                                   $ 62,187           $ 33,753        $ 32,811
                                                             ========           ========        ========
Basic Earnings Per Share                                     $   2.84           $   1.56        $   1.99
                                                             ========           ========        ========
Diluted Earnings Per Share                                   $   2.74           $   1.51        $   1.91
                                                             ========           ========        ========
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